Exhibit 10.1

April 24, 2002

Reliance Insurance Company
Attn: Chief Investment Officer
55 East 52nd Street
New York, NY 10055

The purpose of this letter agreement is to set forth the terms upon which Isis Pharmaceuticals, Inc. will repay those certain 14% Senior Subordinated Discount Notes due November 1, 2007 (the "Notes") issued to Reliance Insurance Company.

Under the Notes, Isis may only redeem the Notes after November 1, 2002. By signing this letter agreement, Reliance waives this redemption restriction (including all notice provisions related thereto), such that Isis may redeem the Notes at any time following the execution of this letter agreement.

Notwithstanding the Redemption Price agreed to in the Notes, Isis and Reliance agree that the aggregate Redemption Price for the Notes will be equal to (i) $72,685,271 (representing the aggregate accreted value of the Notes through May 1, 2002, plus (ii) $1,544,562 (representing one half of the aggregate interest that would have accrued on the Notes between May 1, 2002 and November 1, 2002 at an assumed interest rate of 8.5%).

In addition, Isis and Reliance agree that, notwithstanding this letter agreement, the warrants to purchase Isis' common stock issued to Reliance in connection with this Note will remain in full force and effect in accordance with the terms of such warrants.

Isis and Reliance further agree that this letter agreement is contingent upon (i) the closing on or before May 1, 2002 of Isis' convertible subordinated note offering announced by Isis on April 23, 2002, and (ii) the repayment of the Notes on or before May 1, 2002.

By signing below, Reliance agrees to the terms of this letter agreement.

Sincerely,

/s/ B. LYNNE PARSHALL B. Lynne Parshall, Executive Vice President, Chief Financial Officer and Director

/s/ JOHN H. PANKRATZ Reliance Insurance Company By: John H. Pankratz Title: SR. Vice President